Exhibit 99.1

Larry Pierce Media Relations (713) 369-9407	Mindy Mills Investor Relations (713) 369-9490 www.kindermorgan.com

KINDER MORGAN ENERGY PARTNERS INCREASES
QUARTERLY DISTRIBUTION TO $1.11 PER UNIT

Distributable Cash Flow Year to Date Up 16% Over 2009

HOUSTON, Oct. 20, 2010 – Kinder Morgan Energy Partners, L.P. (NYSE: KMP) today increased its quarterly cash distribution per common unit to $1.11 ($4.44 annualized) payable on Nov. 12, 2010, to unitholders of record as of Oct. 29, 2010.  The distribution represents a 6 percent increase over the third quarter 2009 cash distribution per unit of $1.05 ($4.20 annualized).  KMP has increased the distribution 38 times since current management took over in February of 1997.
KMP reported third quarter distributable cash flow before certain items of $317.9 million versus $320.0 million for the comparable period last year.  Distributable cash flow per unit before certain items was $1.02 compared to $1.12 per unit for the third quarter of 2009.  Net income attributable to KMP before certain items was $339.6 million versus $351.1 million for the same period last year.  Including certain items, net income attributable to KMP was $320.8 million compared to $359.5 million for the third quarter of 2009.  Certain items totaled a net loss of $20.7 million, the majority of which was attributable to hedge ineffectiveness in the CO2 and natural gas intrastate businesses and an insurance deductible.
For the first nine months of the year, KMP produced distributable cash flow before certain items of $993.9 million, up 16 percent from $854.2 million for the first three quarters of 2009.  Distributable cash flow per unit before certain items was $3.26, up 6 percent from $3.07 for the first nine months last year.  Net income attributable to KMP before certain items was $1.08 billion compared to $0.96 billion for the same period in 2009.  Including certain items, net income attributable to KMP was $907.3 million versus $947.2 million for the first three quarters last year.
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Chairman and CEO Richard D. Kinder said, “We are pleased to increase the cash distribution per unit for the third consecutive quarter, which we have now raised to $1.11 per unit from $1.05 for the fourth quarter of 2009.  Our five businesses generated $797.9 million in total segment earnings before DD&A and certain items, up 6 percent from $751.8 million in the third quarter of 2009—solid results, but below our budget projections.  Year to date, total segment earnings before DD&A and certain items were $2.4 billion, up 13 percent from $2.1 billion for the same period a year ago.  This increase reflects solid asset performance, contributions from expansions, acquisitions and new joint ventures.  Looking ahead, we expect to meet our previously announced budget to pay cash distributions of $4.40 per unit for 2010, which would be a 4.8 percent increase over the $4.20 per unit we distributed for 2009.”
Overview of Business Segments
The Products Pipelines business produced third quarter segment earnings before DD&A and certain items of $171.6 million, up 3 percent from $166.7 million for the comparable period in 2009, and is expected to be slightly below its published annual budget of 10 percent growth.
“Growth in this segment compared to the third quarter last year was driven by our Pacific pipeline and West Coast terminal operations,” Kinder said.  “Revenues increased by 8.3 percent compared to the third quarter last year, led by an increase in ethanol storage and blending, good results on the East Line and at the Carson terminal, and an uptick in biofuels handling.  The segment was impacted by lower results in our transmix business.”
The company continued to benefit from further increases in ethanol demand, boosted by both a mandate in California (which took effect in the first quarter) that increased the amount of ethanol blended into gasoline from 5.7 percent to 10 percent in that state, and favorable blending economics.  As noted previously, while the growing use of ethanol as part of the country’s fuel supply tends to reduce pipeline volumes, the company’s investments in ethanol storage and blending infrastructure have allowed this business segment to recover those revenues and cash flows.  In the third quarter, ethanol volumes handled in the products segment increased by 25 percent versus the third quarter of 2009 to 7.6 million barrels.  Year to date, ethanol volumes are up 34 percent versus the same period last year to 22.4 million barrels.
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Unadjusted for the Jan. 1, 2010, mandated ethanol blending change in California, total refined products volumes increased 0.9 percent compared to the third quarter of 2009.  Adjusted for the mandated blending, total refined products volumes were up 2 percent in the third quarter.  This is the first quarter that unadjusted volumes have been positive year over year since the third quarter of 2007.
For the third quarter versus the same period last year, overall gasoline volumes including transported ethanol on the Central Florida Pipeline were up 0.8 percent (excluding Plantation down 0.9 percent).  Adjusted for the increased ethanol blending in California, overall gasoline volumes were up 2.6 percent (excluding Plantation up 1.5 percent).  Gasoline volumes on Plantation were up 5.5 percent reflecting a new commercial customer.  Diesel volumes were up 7 percent (excluding Plantation up 6.1 percent), reflecting a modest increase in economic activity on the West Coast.  Jet fuel volumes declined 6.1 percent (excluding Plantation up 0.5 percent).  NGL volumes were up 7 percent due to higher volumes on both the Cochin and Cypress pipelines.
The Natural Gas Pipelines business produced third quarter segment earnings before DD&A and certain items of $188.9 million versus $194.8 million for the third quarter of 2009.  Including the impact of the recent KinderHawk transaction, this segment is expected to exceed its annual budget of 5 percent growth.
“Positives compared to the third quarter last year included strong results from the Kinder Morgan Louisiana Pipeline, and contributions from the Kinder Morgan Treating business that we acquired last October and the KinderHawk joint venture, which recently signed a major Haynesville producer to a long-term agreement to provide gathering and treating services,” Kinder said.  “Signing a large third-party customer is a significant milestone for the joint venture.”
This segment was impacted in the third quarter by lower results at both the Rockies Express and the Texas Intrastate pipelines.  Earnings declined at Rockies Express compared to the third quarter of 2009 due primarily to a higher than expected property tax assessment in Ohio
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and higher interest expenses due to terming up debt.  The Texas Intrastates were impacted by unfavorable market conditions that resulted in reduced sales margins and lower storage spreads.
The Fayetteville Express Pipeline (FEP) will be completed in the fourth quarter ahead of schedule and under budget.  A joint venture with Energy Transfer, FEP began interim service on a portion of the pipeline this month and is expected to be fully operational by Dec. 1 of this year.  Additional information on FEP and other natural gas projects can be found in the other news section of this release.
Overall segment transport volumes were up 3 percent compared to the third quarter last year, due primarily to the Midcontinent Express Pipeline coming online.  At the Texas Intrastates, sales volumes were up 7 percent, but transport volumes were down.
The CO2 business reported third quarter segment earnings before DD&A and certain items of $229.4 million, up 16 percent from $198.6 million for the same period in 2009, and is expected to fall short of its published annual budget of 26 percent growth.  However, this segment is still expected to produce annual growth of approximately 20 percent.
“Growth compared to the third quarter last year was driven by higher oil and NGL prices on unhedged volumes, and the second best quarter on record in NGL sales volumes, a 5 percent increase over the third quarter of last year,” Kinder said.  “While this segment recorded solid growth versus the third quarter last year, results were below budget due primarily to lower than anticipated crude oil prices versus budget and lower production at the Yates Field.  However, we were able to offset a significant amount of this deterioration through costs savings.”
Notably, CO2 demand is increasing.  Year to date, KMP has signed attractive new sales and delivery contracts of over 800 billion cubic feet (Bcf) of CO2 to eight customers for an average term of 8.5 years.  These agreements include contracts with new customers, or replaced or extended existing agreements that were set to expire over the next few years at generally more favorable terms.  The company anticipates entering into additional, significant CO2 transportation contracts by year end.
Average oil production at SACROC was 29.0 thousand barrels per day (MBbl/d) for the quarter, down from 29.6 MBbl/d for the third quarter of 2009 and slightly below plan year to date.  Average oil production at the Yates Field was 23.2 MBbl/d for the quarter, down from
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26.4 MBbl/d for the same period last year and about 8 percent below plan year to date.
The CO2 segment is an area where KMP is exposed to commodity price risk, but that risk is partially mitigated by a long-term hedging strategy intended to generate more stable realized prices.  The realized weighted average oil price per barrel, with all hedges allocated to oil, was $59.54 versus $51.42 for the third quarter of 2009.  The realized weighted average NGL price per barrel, allocating none of the hedges to NGLs, was $46.73 for the third quarter compared to $40.28 for the same period last year.
The Terminals business produced third quarter segment earnings before DD&A and certain items of $164.0 million, up 14 percent from $144.0 million for the comparable period in 2009, and is expected to be slightly below its published annual budget target of 14 percent growth.
“The $20 million of growth compared to the third quarter last year was driven by organic growth ($11.7 million) and acquisitions ($8.3 million),” Kinder said.  “Increased capacity and throughput, and higher price contract renewals, at our Gulf Coast liquids terminals spearheaded our internal growth, along with an increase in bulk volumes.  Additionally, this segment benefited from the U.S. Development and Slay acquisitions that closed in the first quarter of this year.”
The terminals business added more than 2.6 million barrels of liquids capacity compared to the third quarter of 2009, including over 1 million barrels of new storage tank capacity at the Gulf Coast facilities.  Bulk volumes increased by 7 percent to 24.4 million tons versus the same period last year.  Steel and ore volumes were up led by the Ashtabula, Ohio, facility and the Mid-Rivers terminals.  Bulk volumes also increased at the West Coast terminals.
Ethanol volumes handled by the terminals group were up substantially in the third quarter to 14.1 million barrels, with the majority of the increase attributable to the U.S. Development acquisition.  Year to date, ethanol handling in this segment is up 79 percent to 44.1 million barrels.
Combined, the terminals and products pipelines business segments handled about 66.5 million barrels of ethanol through the first three quarters, as KMP handles approximately 30 percent of the ethanol used in the United States.
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Kinder Morgan Canada produced third quarter segment earnings before DD&A and certain items of $44.0 million versus $47.7 million in the same period last year, and is expected to be slightly above its published annual budget of 2 percent growth.  The decline in the quarter compared to the third quarter last year reflects a change in the foreign exchange rate.  While the Canadian dollar strengthened this quarter, the impact was not as favorable as it was during the third quarter last year.
Outlook
KMP previously announced that it expects to declare cash distributions of $4.40 per unit for 2010, a 4.8 percent increase over 2009, and the company expects to meet that target.  “Our large footprint of diversified assets continues to generate stable, substantial cash flow,” Kinder said.  “Looking ahead, we believe that KMP is well positioned for additional growth, and we will continue to pursue expansions and acquisitions.”
KMP’s 2010 budget assumes an average West Texas Intermediate (WTI) crude oil price of approximately $84 per barrel for the year.  In its CO2 segment, the company hedges the majority of its oil production, but does have exposure to unhedged volumes, a significant portion of which are natural gas liquids.  For 2010, every $1 change in the average WTI crude oil price per barrel is expected to impact the CO2 segment by approximately $6 million, or less than 0.2 percent of our combined business segments’ anticipated segment earnings before DD&A.
Kinder Morgan Management, LLC (NYSE: KMR) also expects to declare distributions of $4.40 per share for 2010.
Other News
Products Pipelines

•
KMP this month completed the purchase of four refined petroleum products terminals in the southeastern and southwestern United States from Chevron U.S.A. Inc. for approximately $40 million including inclusion capital.  The multi-products terminals have a combined storage capacity of approximately 650,000 barrels and feature automated truck-loading equipment and a variety of blending and additive-injection services.  Chevron has entered into a long-term contract with Kinder Morgan to use the terminals.

•
KMP sold a 50 percent equity interest in its 104-mile Cypress Pipeline to Westlake Chemical Corporation, which had a contractual right to purchase 50 percent of the facility.  The line supplies natural gas liquid feedstocks to Westlake’s Lake Charles, La., petrochemical complex.  KMP will continue to own 50 percent of and operate the line under a long-term agreement with Westlake.

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•
KMP continues to pursue commercial agreements with shippers for its proposed 240-mile Marcellus NGL Pipeline Lateral.  The proposed pipeline would originate in Marshall County, W. Va., and connect to the Cochin Pipeline near Metamora, Ohio, for shipment of natural gas liquids to facilities in the Sarnia, Ontario, petrochemical complex.  If binding transportation commitments are obtained from prospective shippers in the fourth quarter of 2010, KMP projects the pipeline could be in service in the third quarter of 2012.

Natural Gas Pipelines

•
Construction is nearly finished on the Fayetteville Express Pipeline (FEP).  All of the pipeline has been completed and placed into service, with the final 55 miles recently receiving authorization to operate from the Federal Energy Regulatory Commission.  Construction continues on the compressor station and the last two delivery meters.  A joint venture with Energy Transfer Partners, FEP is a 42-inch, 185-mile pipeline that stretches from Conway County, Ark., to Panola County, Miss.  FEP has secured 10-year binding commitments totaling 1.85 Bcf per day of capacity and the pipeline will have an initial capacity of 2 Bcf per day.  Interim service for a portion of the pipeline began on Oct. 1, and FEP is projecting the pipeline to be fully operational by Dec. 1, 2010.  The joint venture’s cost estimate for this project is slightly above $1 billion versus an original budget of $1.3 billion.

•
Construction and commercial activities on Eagle Ford Gathering, the KMP-Copano Energy joint venture that provides gathering, transportation and processing services to natural gas producers in the Eagle Ford Shale resource play in South Texas, continue to progress well.  The joint venture previously entered into a long-term gas services agreement with SM Energy, which will commit up to 200,000 MMBtu per day of Eagle Ford Shale natural gas production over a 10-year term.  The joint venture expects to obtain binding commitments for the remaining 175,000 MMBtu per day of capacity prior to completion of construction.  KMP and Copano have committed to invest approximately $137 million in phase one of the project and have committed 375,000 MMBtu per day of capacity to Eagle Ford Gathering for transportation on Kinder Morgan’s intrastate pipeline and for processing at Copano’s Houston Central plant.  The joint venture is pursuing additional investment opportunities in the Eagle Ford shale play.

•
Construction has been completed on an approximately $100 million project that will nearly triple the working capacity of the North Dayton Storage Facility in Texas.  Solution mining of a new cavern, with an estimated 7.25 Bcf of working capacity, was recently completed and is currently in the debrining process.  The cavern is anticipated to be fully operational in the first quarter of 2011.

•
Rockies Express Pipeline completed its compression expansion on the Entrega portion of the pipeline.  The 200,000 dekatherms per day of additional capacity is fully subscribed.  The second leg of the expansion from Wamsutter, Wyo., to the Cheyenne Hub in Colorado was completed this month and the first leg from Meeker, Colo., to Wamsutter began service in December 2009.

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•
Construction has been completed on the capital improvements at the company’s Huntsman Storage facility in Nebraska.  Total costs for this project were $10.5 million, significantly under the original budget.  Incremental storage capacity arising from the expansion project started Feb. 1, 2010, under a firm service agreement with a five-year term.

•
Kinder Morgan acquired the assets of Gas-Chill, Inc., a company that manufactures and provides small mechanical refrigeration units (MRUs) for natural gas liquids recovery.  The approximately $13 million acquisition allows Kinder Morgan Treating, a subsidiary of KMP, to quickly transport and install MRUs that enable customers to remove natural gas liquids from natural gas streams to meet pipeline hydrocarbon dew point specifications.  This acquisition was effective Sept. 1.

CO2

•
Construction is nearing completion on the Eastern Shelf Pipeline project in the Permian Basin of Texas.  The new 91-mile, 10-inch diameter pipeline and complementary facilities will have an initial capacity of 65 million cubic feet per day, with the ability to increase the capacity to 200 million cubic feet per day.  The pipeline, which begins near Snyder and ends west of Knox City, Texas, will provide customers with access to a steady supply of CO2 for enhanced oil recovery.  The company expects to begin CO2 injections in the line in November with deliveries to Kinder Morgan’s Katz Field near Knox City in December, slightly ahead of the original 2011 start date.  The development of a new CO2 flood in the Katz Field is projected to unlock an incremental 25 million barrels of oil to be produced over the next 15 to 20 years and will provide a platform for future enhanced oil recovery operations in the region.  The company expects to invest approximately $230 million in this project.

Terminals

•
KMP purchased a 42-acre terminal in Chesapeake, Va., from Southern Concrete Products for approximately $10 million including inclusion capital.  The facility will handle approximately 250,000 tons of material annually including pumice, aggregate and sand.

•
KMP has entered into a long-term agreement with a major oil company to construct an ethanol pipeline that will connect KMP’s unit train operation at its Linden, N.J., facility with its large petroleum terminal in Carteret, N.J.  The pipeline is expected to be in service in the fourth quarter of 2011 and should move about 3,000 barrels of ethanol per day.

•
KMP completed its transaction in July to purchase a terminal with ethanol tanks, a truck rack and additional acreage in Dallas, Texas, from Direct Fuels for approximately $16 million.  The facility is connected to one of the unit train terminals that KMP acquired from U.S. Development in January.

Financings

•	KMP sold common units valued at approximately $138.5 million during the third quarter under its at-the-market program. KMP has issued about $673.5 million in equity year to date.

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Kinder Morgan Management, LLC
Shareholders of Kinder Morgan Management, LLC will also receive a $1.11 distribution ($4.44 annualized) payable on Nov. 12, 2010, to shareholders of record as of Oct. 29, 2010.  The distribution to KMR shareholders will be paid in the form of additional KMR shares.  The distribution is calculated by dividing the cash distribution to KMP unitholders by KMR’s average closing price for the 10 trading days prior to KMR’s ex-dividend date.
Kinder Morgan Energy Partners, L.P. (NYSE: KMP) is a leading pipeline transportation and energy storage company in North America.  KMP owns an interest in or operates approximately 28,000 miles of pipelines and 180 terminals.  Its pipelines transport natural gas, gasoline, crude oil, CO2 and other products, and its terminals store petroleum products and chemicals and handle bulk materials like coal and petroleum coke.  KMP is also the leading provider of CO2 for enhanced oil recovery projects in North America.  One of the largest publicly traded pipeline limited partnerships in America, KMP has an enterprise value of over $30 billion.  The general partner of KMP is owned by Kinder Morgan, Inc., a private company.  For more information please visit www.kindermorgan.com.

Please join KMP at 4:30 p.m. Eastern Time on Wednesday, Oct. 20, at www.kindermorgan.com for a LIVE webcast conference call on the company’s third quarter earnings.

The non-generally accepted accounting principles, or non-GAAP, financial measures of distributable cash flow before certain items, both in the aggregate and per unit, and segment earnings before depreciation, depletion, amortization and amortization of excess cost of equity investments, or DD&A, and certain items, are presented in this news release.  Our non-GAAP financial measures should not be considered as alternatives to GAAP measures such as net income or any other GAAP measure of liquidity or financial performance.  Distributable cash flow before certain items is a significant metric used by us and by external users of our financial statements, such as investors, research analysts, commercial banks and others, to compare basic cash flows generated by us to the cash distributions we expect to pay our unitholders on an ongoing basis.  Management uses this metric to evaluate our overall performance.  It also allows management to simply calculate the coverage ratio of estimated ongoing cash flows to expected cash distributions.  Distributable cash flow before certain items is also an important non-GAAP financial measure for our unitholders because it serves as an indicator of our success in providing a cash return on investment.  This financial measure indicates to investors whether or not we typically are generating cash flow at a level that can sustain or support an increase in the quarterly distributions we are paying pursuant to our partnership agreement.  Our partnership
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agreement requires us to distribute all available cash.  Distributable cash flow before certain items and similar measures used by other publicly traded partnerships are also quantitative measures used in the investment community because the value of a unit of such an entity is generally determined by the unit’s yield (which in turn is based on the amount of cash distributions the entity pays to a unitholder).  The economic substance behind our use of distributable cash flow before certain items is to measure and estimate the ability of our assets to generate cash flows sufficient to make distributions to our investors.
We define distributable cash flow before certain items to be limited partners’ pretax income before certain items and DD&A, less cash taxes paid and sustaining capital expenditures for KMP, plus DD&A less sustaining capital expenditures for Rockies Express, Midcontinent Express and KinderHawk, our equity method investees, less equity earnings plus cash distributions received for Express and Endeavor, two additional equity investees.  Distributable cash flow before certain items per unit is distributable cash flow before certain items divided by average outstanding units.  “Certain items” are items that are required by GAAP to be reflected in net income, but typically either (1) do not have a cash impact, for example, goodwill impairments, allocated compensation for which we will never be responsible, and results from assets prior to our ownership that are required to be reflected in our results due to accounting rules regarding entities under common control, or (2) by their nature are separately identifiable from our normal business operations and in our view are likely to occur only sporadically, for example legal settlements, hurricane impacts and casualty losses.  Management uses this measure and believes it is important to users of our financial statements because it believes the measure more effectively reflects our business’ ongoing cash generation capacity than a similar measure with the certain items included.  For similar reasons, management uses segment earnings before DD&A and certain items in its analysis of segment performance and managing our business.  We believe segment earnings before DD&A and certain items is a significant performance metric because it enables us and external users of our financial statements to better understand the ability of our segments to generate cash on an ongoing basis.  We believe it is useful to investors because it is a measure that management believes is important and that our chief operating decision makers use for purposes of making decisions about allocating resources to our segments and assessing the segments’ respective performance.
We believe the GAAP measure most directly comparable to distributable cash flow before certain items is net income.  Our calculation of distributable cash flow before certain items, which begins with net income after subtracting certain items that are specifically identified in the accompanying tables, is set forth in those tables.  Net income before certain items is presented primarily because we use it in this calculation.  Segment earnings before DD&A is the GAAP measure most directly comparable to segment earnings before DD&A and certain items.  Segment earnings before DD&A and certain items is calculated by removing the certain items attributable to a segment, which are specifically identified in the footnotes to the accompanying tables, from segment earnings before DD&A.  In addition, segment earnings before DD&A computed in accordance with GAAP is included on the first page of the tables presenting our financial results.
Our non-GAAP measures described above should not be considered as an alternative to GAAP net income, segment earnings before DD&A or any other GAAP measure.  Distributable cash flow before certain items and segment earnings before DD&A and certain items are not
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financial measures in accordance with GAAP and have important limitations as analytical tools.  You should not consider either of these non-GAAP measures in isolation or as a substitute for an analysis of our results as reported under GAAP.  Because distributable cash flow before certain items excludes some but not all items that affect net income and because distributable cash flow measures are defined differently by different companies in our industry, our distributable cash flow before certain items may not be comparable to distributable cash flow measures of other companies.  Segment earnings before DD&A and certain items has similar limitations.  Management compensates for the limitations of these non-GAAP measures by reviewing our comparable GAAP measures, understanding the differences between the measures and taking this information into account in its analysis and its decision making processes.
This news release includes forward-looking statements.  Although Kinder Morgan believes that its expectations are based on reasonable assumptions, it can give no assurance that such assumptions will materialize.  Important factors that could cause actual results to differ materially from those in the forward-looking statements herein are enumerated in Kinder Morgan’s Forms 10-K and 10-Q as filed with the Securities and Exchange Commission.
# # #

Kinder Morgan Energy Partners, L.P. and Subsidiaries
Preliminary Consolidated Statement of Income
(Unaudited)
(in millions except per unit amounts)

	Three Months Ended September 30		Nine Months Ended September 30
	2010	2009	2010	2009

Revenues	$2,060.0	$1,660.7	$6,151.1	$5,092.5

Costs, Expenses and Other
Operating expenses	1,292.9	945.5	3,927.9	3,038.1
Depreciation, depletion and amortization	224.1	202.9	674.6	616.2
General and administrative	93.6	83.7	288.1	238.8
Taxes, other than income taxes	41.9	36.4	128.1	98.8
Other expense (income)	0.2	(14.5)	(6.4)	(18.1)
	1,652.7	1,254.0	5,012.3	3,973.8
Operating income	407.3	406.7	1,138.8	1,118.7

Other income (expense)
Earnings from equity investments	53.7	59.8	155.6	139.9
Amortization of excess cost of equity investments	(1.4)	(1.4)	(4.3)	(4.3)
Interest, net	(129.0)	(103.0)	(357.4)	(296.2)
Other, net	5.4	12.9	9.8	43.8

Income before income taxes	336.0	375.0	942.5	1,001.9

Income taxes	(13.6)	(11.3)	(27.6)	(42.8)

Net income	322.4	363.7	914.9	959.1

Net income attributable to Noncontrolling Interests	(1.6)	(4.2)	(7.6)	(11.9)

Net income attributable to KMP	$320.8	$359.5	$907.3	$947.2

Calculation of Limited Partners’ interest in Net Income attributable to KMP
Income attributable to KMP	$320.8	$359.5	$907.3	$947.2
Less: General Partner’s interest	(267.3)	(236.2)	(609.0)	(692.7)
Limited Partners’ interest in net income	$53.5	$123.3	$298.3	$254.5

Limited Partners’ net income per unit
Net income	$0.17	$0.43	$0.98	$0.92
Weighted average units outstanding	310.7	286.6	304.7	277.9

Declared distribution / unit	$1.11	$1.05	$3.27	$3.15

	Three Months Ended September 30		Nine Months Ended September 30
	2010	2009	2010	2009
Segment earnings before DD&A and amortization of excess investments
Products Pipelines	$167.5	$167.9	$339.1	$468.3
Natural Gas Pipelines	187.3	197.8	592.9	560.7
CO2	221.5	193.2	724.1	563.3
Terminals	159.2	155.2	475.2	432.8
Kinder Morgan Canada	44.0	47.7	132.9	113.9
	$779.5	$761.8	$2,264.2	$2,139.0

Kinder Morgan Energy Partners, L.P. and Subsidiaries
Preliminary Earnings Contribution by Business Segment
(Unaudited)
(in millions except per unit amounts)

	Three Months Ended September 30		Nine Months Ended September 30
	2010	2009	2010	2009

Segment earnings before DD&A and amortization of excess investments (1)
Products Pipelines	$171.6	$166.7	$516.6	$470.5
Natural Gas Pipelines	188.9	194.8	593.3	561.5
CO2	229.4	198.6	718.7	568.7
Terminals	164.0	144.0	473.9	421.2
Kinder Morgan Canada	44.0	47.7	132.9	125.1
Total	$797.9	$751.8	$2,435.4	$2,147.0

Segment DD&A and amortization of excess investments
Products Pipelines	$26.4	$24.5	$77.7	$72.6
Natural Gas Pipelines	31.3	25.6	92.6	62.7
CO2	110.9	109.2	341.1	356.4
Terminals	46.3	35.1	135.6	100.9
Kinder Morgan Canada	10.6	9.9	31.9	27.9
Total	$225.5	$204.3	$678.9	$620.5

Segment earnings contribution
Products Pipelines (1)	$145.2	$142.2	$438.9	$397.9
Natural Gas Pipelines (1)	157.6	169.2	500.7	498.8
CO2(1)	118.5	89.4	377.6	212.3
Terminals (1)	117.7	108.9	338.3	320.3
Kinder Morgan Canada (1)	33.4	37.8	101.0	97.2
General and administrative (1) (2)	(95.7)	(84.9)	(287.9)	(243.2)
Interest, net (1) (3)	(133.6)	(107.4)	(373.1)	(312.5)
Certain items
Kinder Morgan Canada non-cash tax adjustments (4)	-	-	-	(11.2)
Allocated non-cash long-term compensation	(1.0)	(1.5)	(3.7)	(4.3)
Acquisition costs (5)	(0.9)	(0.5)	(2.9)	(0.6)
Legal expenses (6)	-	-	(1.6)	0.5
Legal reserves (7)	-	-	(158.0)	-
Mark to market and ineffectiveness of certain hedges (8)	(9.5)	(6.1)	4.6	(9.9)
Insurance deductible (9)	(5.0)	-	(5.0)	-
Environmental reserves	(2.5)	-	(2.5)	(3.9)
Asset disposition expenses (10)	(1.9)	-	(17.4)	-
Insurance reimbursement for casualty loss (11)	-	15.0	6.7	15.0
Other (12)	0.1	1.6	(0.8)	2.7
Sub-total certain items	(20.7)	8.5	(180.6)	(11.7)
Net income	$322.4	$363.7	$914.9	$959.1
Less: General Partner’s interest in net income (13)	(267.3)	(236.2)	(609.0)	(692.7)
Less: Noncontrolling interests in net income	(1.6)	(4.2)	(7.6)	(11.9)
Limited Partners’ net income	$53.5	$123.3	$298.3	$254.5

Net income attributable to KMP before certain items	$339.6	$351.1	$1,083.6	$958.8
Less: General Partner’s interest in net income before certain items (12)	(267.5)	(236.1)	(610.8)	(692.8)
Less: General Partner ICT impact (14)	-	-	(166.6)	-
Limited Partners’ net income before certain items	72.1	115.0	306.2	266.0
Depreciation, depletion and amortization (15)	265.6	228.0	784.8	665.7
Book (cash) taxes - net	18.9	17.2	21.2	30.7
Express and Endeavor contribution	1.8	1.1	2.6	3.8
Sustaining capital expenditures (16)	(40.5)	(41.3)	(120.9)	(112.0)
DCF before certain items	$317.9	$320.0	$993.9	$854.2

Net income / unit before certain items	$0.23	$0.40	$1.00	$0.96
DCF / unit before certain items	$1.02	$1.12	$3.26	$3.07
Weighted average units outstanding	310.7	286.6	304.7	277.9

____________
Notes ($ million)
(1)	Excludes certain items:
3Q 2009 - Products Pipelines $1.2, Natural Gas Pipelines $3.0, Terminals $11.2, CO2 $(5.4), general and administrative expense $(1.1), interest expense $(0.4)
YTD 2009 - Products Pipelines $(2.2), Natural Gas Pipelines $(0.8), Terminals $11.6, KMC $(11.2), CO2 $(5.4), general and administrative expense $(2.5), interest expense $(1.2)
3Q 2010 - Products Pipelines $(4.1), Natural Gas Pipelines $(1.6), CO2 $(7.9), Terminals $(4.8), general and administrative expense $(2.1), interest expense $(0.2)
YTD 2010 - Products Pipelines $(177.5), Natural Gas Pipelines $(0.4), CO2 $5.4, Terminals $1.3, general and administrative expense $(8.6), interest expense $(0.8)
(2)	General and administrative expense includes income tax that is not allocable to the segments: 3Q 2009 - $2.3, YTD 2009 - $6.9, 3Q 2010 - $4.2, YTD 2010 - $8.4
(3)	Interest expense excludes interest income that is allocable to the segments: 3Q 2009 - $4.8, YTD 2009 - $17.5 and 3Q 2010 - $4.8, YTD 2010 - $16.5
(4)	Primarily non-cash regulatory accounting adjustments made during 1Q and 2Q 2009
(5)
Acquisition expense items related to the Express dropdown in 2009 and the Crosstex, USD, Slay acquisitions in 1Q 2010, the KinderHawk joint venture in 2Q 2010, and the Direct Fuels, Slay, and Allied acquisitions in 3Q 2010. Under prior accounting standards, these expenses would have been capitalized.

(6)	Legal expenses associated with Certain Items such as legal settlements and pipeline failures
(7)	Legal reserve adjustments related to the rate case litigation of west coast Products Pipelines
(8)
Upstream hedge mark-to-market of $(0.7) in 3Q 2009 and $(4.5) YTD 2009, CO2 hedge ineffectiveness of $(5.4) in 3Q 2009 and YTD 2009; CO2 and Intrastates hedge ineffectiveness of $(7.9) and $(1.6) respectively in 3Q 2010 and $5.4 and $(0.8) YTD 2010.  Actual gain or loss will continue to be taken into account in earnings before DD&A at time of physical transaction

(9)	Expense for casualty loss not covered by insurance
(10)	Environmental clean-up expense and demolition of physical assets in preparation for the sale of west coast land.
(11)	Insurance reimbursements for prior period losses experienced in hurricanes and fires
(12)	2009 - Imputed interest on Cochin acquisition, FX gain on Cochin note payable, and Terminals overhead credit on certain items capex
2010 - Imputed interest on Cochin acquisition, FX loss on Cochin note payable, Terminals overhead credit on certain items capex, and Northeast terminals storm and flood damage.
(13)	General Partner's interest in net income reflects a reduction for the KinderHawk acquisition GP incentive giveback of $5.8 in 3Q and $11.1 YTD 2010
(14)	Impact of Interim Capital Transaction (ICT) on the GP
(15)
Includes Kinder Morgan Energy Partner's (KMP) share of Rockies Express (REX), Midcontinent Express (MEP) and KinderHawk (2010) DD&A: 3Q 2009 - $23.7, YTD 2009 - $45.2 and 3Q 2010 - $40.1, YTD 2010 - $105.9

(16)	Includes KMP share of REX and MEP sustaining capital expenditures

Volume Highlights
(historical pro forma for acquired assets)

	Three Months Ended September 30		Nine Months Ended September 30
	2010	2009	2010	2009

Products Pipelines
Gasoline (1)	102.2	101.4	299.4	301.2
Diesel	38.4	35.9	109.5	107.9
Jet Fuel	27.1	28.8	78.1	83.7
Total Refined Product Volumes (MMBbl)	167.7	166.1	487.0	492.8
NGLs	6.7	6.2	18.3	18.4
Total Delivery Volumes (MMBbl) (2)	174.4	172.3	505.3	511.2
Ethanol (MMBbl) (3)	7.6	6.1	22.4	16.7

Natural Gas Pipelines (4)
Transport Volumes (Bcf)	652.5	633.3	1,920.8	1,683.6
Sales Volumes (Bcf)	214.1	200.5	602.1	602.3

CO2
Delivery Volumes (Bcf) (5)	175.6	178.3	558.2	579.7
Sacroc Oil Production - Gross (MBbl/d) (6)	29.0	29.6	29.4	30.2
Sacroc Oil Production - Net (MBbl/d) (7)	24.2	24.7	24.5	25.2
Yates Oil Production Gross - (MBbl/d) (6)	23.2	26.4	24.4	26.6
Yates Oil Production - Net (MBbl/d) (7)	10.3	11.7	10.8	11.8
NGL Sales Volumes (MBbl/d) (8)	10.0	9.5	9.9	9.3
Realized Weighted Average Oil Price per Bbl (9) (10)	$59.54	$51.42	$59.88	$48.27
Realized Weighted Average NGL Price per Bbl (10)	$46.73	$40.28	$50.06	$34.31

Terminals
Liquids Leaseable Capacity (MMBbl)	58.2	55.6	58.2	55.6
Liquids Utilization %	96.2%	96.7%	96.2%	96.7%
Bulk Transload Tonnage (MMtons)	24.4	22.8	71.0	61.8
Ethanol (MMBbl)	14.1	8.1	44.1	24.7

Trans Mountain (MMBbls - mainline throughput)	27.2	28.1	79.3	75.0
____________
(1)	Gasoline volumes include ethanol pipeline volumes
(2)	Includes Pacific, Calnev, Plantation, Central Florida, Cochin and Cypress
(3)	Total ethanol handled including pipeline volumes included in gasoline volumes above
(4)	Includes KMIGT, Texas Intrastates, KMNTP, Monterrey, Trailblazer, TransColorado, REX, MEP, and KMLA pipeline volumes
(5)	Includes Cortez, Central Basin, CRC, CLPL and PCPL pipeline volumes
(6)	Represents 100% production from the field
(7)	Represents KMP's net share of the production from the field
(8)	Net to KMP
(9)	Includes all KMP crude oil properties
(10)	Hedge gains/losses for oil and NGLs are included with crude oil

KINDER MORGAN ENERGY PARTNERS, L.P. AND SUBSIDIARIES
PRELIMINARY ABBREVIATED CONSOLIDATED BALANCE SHEET
(Unaudited)
(in millions)

	September 30, 2010	December 31, 2009
ASSETS

Cash and cash equivalents	$192	$147
Other current assets	983	1,098
Property, plant and equipment, net	14,437	14,154
Investments	3,822	2,845
Goodwill, deferred charges and other assets	2,619	2,018
TOTAL ASSETS	$22,053	$20,262

LIABILITIES AND PARTNERS’ CAPITAL

Liabilities
Notes payable and current maturities of long-term debt	$1,410	$595
Other current liabilities	1,270	1,423
Long-term debt	10,279	9,998
Value of interest rate swaps	952	332
Other	817	1,190
Total liabilities	14,728	13,538

Partners’ capital
Accumulated other comprehensive loss	(144)	(395)
Other partners’ capital	7,386	7,039
Total KMP partners’ capital	7,242	6,644
Noncontrolling interests	83	80
Total partners’ capital	7,325	6,724
TOTAL LIABILITIES AND PARTNERS’ CAPITAL	$22,053	$20,262

Total Debt, net of cash and cash equivalents, and excluding the value of interest rate swaps	$11,497	$10,446

Segment earnings before DD&A and certain items	$3,384	$3,035
G&A	(377)	(332)
Income taxes	40	44
EBITDA(1) (2)	$3,047	$2,747

Debt to EBITDA	3.8	3.8
____________
(1)	EBITDA is last twelve months.
(2)	EBITDA includes add back of KMP’s share of REX, MEP and KinderHawk DD&A